UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number 333-116770

                       RIVERSIDE FOREST PRODUCTS LIMITED
             (Exact name of registrant as specified in its charter)

                                 820 GUY STREET
                       KELOWNA, BRITISH COLUMBIA, CANADA
                                    V1Y 7R5
                                 (250) 762-3411
       (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                          7 7/8% SENIOR NOTES DUE 2014
            (Title of each class of securities covered by this Form)

                                      NONE
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [ ]      Rule 12h-3(b)(1)(i)           [X]
         Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(1)(ii)          [ ]
         Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(i)           [X]
         Rule 12g-4(a)(2)(ii)    [ ]      Rule 12h-3(b)(2)(ii)          [ ]
                                          Rule 15d-6                    [ ]


         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Riverside Forest Products Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March  24, 2005                               By:   /s/ GARY PEARSON
                                                         -----------------------
                                                           Gary Pearson
                                                           Treasurer